BANKWELL FINANCIAL GROUP REPORTS OPERATING RESULTS FOR THE FIRST QUARTER, RESERVE BUILD AND MAINTAINS QUARTERLY DIVIDEND
New Canaan, CT – April 29, 2020 – Bankwell Financial Group, Inc. (NASDAQ: BWFG) reported GAAP net income of $1.4 million, or $0.17 per share, for the first quarter of 2020, versus $5.1 million, or $0.65 per share, for the same period in 2019. The decline in net income is largely driven by an increase in the loan loss provision relating to potential exposure to the coronavirus (COVID-19) pandemic.
The Company's Board of Directors declared a $0.14 per share cash dividend, payable May 28, 2020 to shareholders of record on May 18, 2020.
Please reference the First Quarter 2020 Investor Presentation located at http://investor.mybankwell.com/Presentations for further details regarding the impact of the COVID-19 pandemic on our operations and financial results.
Notes Bankwell Financial Group President and CEO, Christopher R. Gruseke:

"While we take this opportunity to announce our quarterly earnings, we are mindful of the COVID-19 plight which is besieging society, leaving no one unaffected. We are thankful for the dedication of health care workers and first responders, as well as the essential workers who are keeping our communities running."

"As a result of our first-rate preparedness, all of our non-branch personnel have been working remotely since mid-March with complete effectiveness. I have been inspired by the efforts and dedication of Bankwell’s team as they have worked tirelessly to service our customers and communities. This was particularly true as they worked around the clock to process approximately $60 million in PPP loans for our small businesses so in need of these funds."

"The economic road ahead will challenge all businesses, but Bankwell’s strong capital base, excellent credit culture, and amazing people put us on excellent footing to overcome adversity."
First Quarter 2020 Highlights:

•
The allowance for loan losses was $16.7 million and represents 1.03% of total loans as of March 31, 2020, compared to an allowance for loan losses of $13.5 million, representing 0.84% of total loans as of December 31, 2019. The increase in the allowance for loan losses is primarily attributable to $3.0 million in incremental loan loss reserves recognized in the first quarter of 2020 relating to potential exposure to the COVID-19 pandemic.

•
Reduced rates on approximately $0.5 billion of non-maturity deposit products by an average of approximately 70 basis points during the quarter ended March 31, 2020. We expect these rate reductions to drive lower deposit costs for the remainder of the year.

•	Tax equivalent net interest margin was 2.98% for the quarter ended March 31, 2020, representing a 6 basis point increase compared to the quarter ended December 31, 2019.

•	The Company repurchased 58,499 shares of common stock at an average price of $17.69 per share, during the quarter ended March 31, 2020.

•	Total deposits were $1.68 billion at March 31, 2020 compared to $1.49 billion at December 31, 2019, primarily reflecting increases in brokered deposits to increase on-balance sheet liquidity.

•	The loan-to-deposit ratio was 96.1% at March 31, 2020, reflecting the above-mentioned increase in brokered deposits.

•	Total gross loans were $1.62 billion at March 31, 2020, and grew by $16.5 million during the quarter.

•	Investment securities totaled $100.9 million and represent 5% of total assets.

•	Total noninterest income was $1.1 million for the quarter ended March 31, 2020, or 7% of total revenue.

•
The tangible common equity ratio and tangible book value per share, as of March 31, 2020, were 8.16% and $21.69, respectively. The tangible book value per share was primarily impacted by a $1.75 mark to market adjustment reflected in other comprehensive income on the Bank's interest rate swaps, which are used for hedging purposes.
Earnings and Performance
Revenues (net interest income plus noninterest income) for the quarter ended March 31, 2020 were $14.4 million, versus $15.6 million for the quarter ended March 31, 2019. The decrease in revenues was attributable to a decline in income from loan prepayments during the quarter ended March 31, 2020 when compared to the same period in 2019. The decrease in revenues was partially offset by a decline in interest expense, driven by lower interest rates on deposits when compared to the same period in 2019.
Net income for the quarter ended March 31, 2020 was $1.4 million, versus $5.1 million for the quarter ended March 31, 2019. Basic and diluted earnings per share were each $0.17 for the quarter ended March 31, 2020 compared to basic and diluted earnings per share of $0.65 each for the quarter ended March 31, 2019. The decrease in net income and earnings per share was largely driven by a $3.0 million, or $0.30 per share, increase in the provision for loan losses, due to the potential exposure as a result of the COVID-19 pandemic, and the absence of approximately $1.0 million, or $0.10 per share, of elevated prepayment fees as compared against the first quarter of 2019.
The net interest margin (fully taxable equivalent basis) for the quarters ended March 31, 2020 and December 31, 2019 was 2.98% and 2.92%, respectively. The increase in the net interest margin for the quarter ended March 31, 2020 when compared to the quarter ended December 31, 2019 was due to a decline in interest expense on deposits. The cost of interest bearing deposits declined 10 basis points for the quarter ended March 31, 2020 when compared to the quarter ended December 31, 2019.
Financial Condition
Assets totaled $2.1 billion at March 31, 2020, compared to assets of $1.9 billion at December 31, 2019. The increase in assets is primarily driven by an increase in cash and cash equivalents in order to maintain a higher level of liquidity during the COVID-19 pandemic. Gross loans totaled $1.62 billion at March 31, 2020, an increase of $16.5 million compared to December 31, 2019, reflecting growth in the commercial business loan portfolio. Deposits totaled $1.7 billion at March 31, 2020, compared to deposits of $1.5 billion at December 31, 2019. The increase in deposits was a result of an increase in brokered deposits to expand on-balance sheet liquidity.
Capital
Shareholders’ equity totaled $170.2 million as of March 31, 2020, a decrease of $12.2 million compared to December 31, 2019, primarily a result of an $11.8 million unfavorable impact to accumulated other comprehensive income driven by fair value marks related to hedge positions involving interest rate swaps, as well as dividends paid of $1.1 million and common stock repurchases of $1.0 million. The decrease was partially offset by net income for the quarter ended March 31, 2020 of $1.4 million. The marks on the interest rate swaps are driven by lower long term market interest rates in 2020 when compared to 2019. The Company's interest rate swaps are primarily used to hedge interest rate risk. The Company's current interest rate swap positions will cause a decrease to other comprehensive income in a falling interest rate environment and an increase in a rising interest rate environment. As of March 31, 2020, the tangible common equity ratio and tangible book value per share were 8.16% and $21.69, respectively.
About Bankwell Financial Group
Bankwell is a commercial bank that serves the banking needs of residents and businesses throughout Fairfield and New Haven Counties, Connecticut. For more information about this press release, interested parties may contact Christopher R. Gruseke, President and Chief Executive Officer or Penko Ivanov, Executive Vice President and Chief Financial Officer of Bankwell Financial Group at (203) 652-0166.
For more information, visit www.mybankwell.com.

This press release may contain certain forward-looking statements about the Company. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include, but are not limited to, increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, uncertain impacts of, or additional changes in, monetary, fiscal or tax policy to address the impact of COVID-19, prolonged measures to contain the spread of COVID-19 or premature easing of such containment measures, either of which could further exacerbate the effects on the Company’s business and results of operations, and legislative and regulatory changes that could adversely affect the business in which the Company and its subsidiaries are engaged.
Non-GAAP Financial Measures
In addition to evaluating the Company's financial performance in accordance with U.S. generally accepted accounting principles ("GAAP"), management may evaluate certain non-GAAP financial measures, such as the efficiency ratio. A computation and reconciliation of certain non-GAAP financial measures used for these purposes is contained in the accompanying Reconciliation of GAAP to Non-GAAP Measures tables. We believe that providing certain non-GAAP financial measures provides investors with information useful in understanding our financial performance, our performance trends and financial position. For example, the Company believes that the efficiency ratio is useful in the assessment of financial performance, including noninterest expense control. The Company believes that tangible common equity and tangible book value per share are useful to evaluate the relative strength of the Company's capital position. We utilize these measures for internal planning and forecasting purposes. These non-GAAP financial measures should not be considered a substitute for GAAP basis measures and results, and we strongly encourage investors to review our consolidated financial statements in their entirety and not to rely on any single financial measure.

BANKWELL FINANCIAL GROUP, INC.
CONSOLIDATED BALANCE SHEETS (unaudited)
(Dollars in thousands)

	March 31, 2020	December 31, 2019	March 31, 2019
ASSETS
Cash and due from banks	$203,569	$78,051	$88,827
Federal funds sold	6,427	—	4,764
Cash and cash equivalents	209,996	78,051	93,591

Investment securities
Marketable equity securities, at fair value	2,289	2,118	2,049
Available for sale investment securities, at fair value	82,342	82,439	96,423
Held to maturity investment securities, at amortized cost	16,252	16,308	21,364
Total investment securities	100,883	100,865	119,836
Loans receivable (net of allowance for loan losses of $16,686, $13,509, and $15,430 at March 31, 2020, December 31, 2019, and March 31, 2019, respectively)	1,602,146	1,588,840	1,578,609
Accrued interest receivable	5,867	5,959	6,534
Federal Home Loan Bank stock, at cost	6,507	7,475	7,475
Premises and equipment, net	27,835	28,522	29,629
Bank-owned life insurance	41,926	41,683	40,925
Goodwill	2,589	2,589	2,589
Other intangible assets	196	214	270
Deferred income taxes, net	10,009	5,788	4,835
Other assets	45,671	22,196	13,465
Total assets	$2,053,625	$1,882,182	$1,897,758

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits
Noninterest bearing deposits	$168,448	$191,518	$161,844
Interest bearing deposits	1,512,684	1,300,385	1,359,521
Total deposits	1,681,132	1,491,903	1,521,365

Advances from the Federal Home Loan Bank	125,000	150,000	150,000
Subordinated debentures	25,220	25,207	25,168
Accrued expenses and other liabilities	52,059	32,675	24,384
Total liabilities	1,883,411	1,699,785	1,720,917

Shareholders’ equity
Common stock, no par value	119,953	120,589	120,750
Retained earnings	69,595	69,324	59,247
Accumulated other comprehensive loss	(19,334)	(7,516)	(3,156)
Total shareholders’ equity	170,214	182,397	176,841

Total liabilities and shareholders’ equity	$2,053,625	$1,882,182	$1,897,758

BANKWELL FINANCIAL GROUP, INC.
CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(Dollars in thousands, except share data)

	For the Quarter Ended
	March 31, 2020	December 31, 2019	March 31, 2019
Interest and dividend income
Interest and fees on loans	$18,985	$18,648	$20,096
Interest and dividends on securities	825	858	997
Interest on cash and cash equivalents	286	427	383
Total interest and dividend income	20,096	19,933	21,476

Interest expense
Interest expense on deposits	5,709	5,948	6,100
Interest expense on borrowings	1,101	1,103	1,103
Total interest expense	6,810	7,051	7,203

Net interest income	13,286	12,882	14,273
Provision for loan losses	3,185	310	195
Net interest income after provision for loan losses	10,101	12,572	14,078

Noninterest income
Bank owned life insurance	243	250	249
Service charges and fees	217	247	249
Gains and fees from sales of loans	—	382	89
Other	612	169	721
Total noninterest income	1,072	1,048	1,308

Noninterest expense
Salaries and employee benefits	5,380	5,162	4,836
Occupancy and equipment	1,909	1,928	1,887
Professional services	711	402	590
Data processing	536	499	512
Director fees	295	224	189
Marketing	162	220	193
FDIC insurance	70	—	123
Amortization of intangibles	18	18	19
Other	578	771	626
Total noninterest expense	9,659	9,224	8,975

Income before income tax expense	1,514	4,396	6,411
Income tax expense	151	924	1,331
Net income	$1,363	$3,472	$5,080

Earnings Per Common Share:
Basic	$0.17	$0.44	$0.65
Diluted	$0.17	$0.44	$0.65

Weighted Average Common Shares Outstanding:
Basic	7,750,135	7,745,227	7,760,460
Diluted	7,778,762	7,773,780	7,776,378
Dividends per common share	$0.14	$0.13	$0.13

BANKWELL FINANCIAL GROUP, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS (unaudited)

	For the Quarter Ended
	March 31, 2020	December 31, 2019	March 31, 2019
Performance ratios:
Return on average assets(1)	0.29%	0.73%	1.10%
Return on average stockholders' equity(1)	3.03%	7.68%	11.60%
Return on average tangible common equity(1)	3.07%	7.80%	11.80%
Net interest margin	2.98%	2.92%	3.19%
Efficiency ratio(2)	67.1%	66.1%	57.5%
Net loan charge-offs as a % of average loans	—%	—%	0.01%
Dividend payout ratio(3)	82.35%	29.55%	20.00%
(1)March 31, 2020 performance ratios are negatively impacted by incremental COVID-19 related loan loss reserves totaling approximately $3.0 million. Please refer to the First Quarter 2020 Investor Presentation for more detailed information of the impact of the incremental loan loss reserve related to COVID-19 exposure on the Company’s performance ratios.
(2)Efficiency ratio is defined as noninterest expense, less other real estate owned expenses and amortization of intangible assets, divided by our operating revenue, which is equal to net interest income plus noninterest income excluding gains and losses on sales of securities and gains and losses on other real estate owned. In our judgment, the adjustments made to operating revenue allow investors and analysts to better assess our operating expenses in relation to our core operating revenue by removing the volatility that is associated with certain one-time items and other discrete items that are unrelated to our core business.
(3)The dividend payout ratio is calculated by dividing dividends per share by earnings per share.

	As of
	March 31, 2020	December 31, 2019	March 31, 2019
Capital ratios:
Total Common Equity Tier 1 Capital to Risk-Weighted Assets(1)	12.14%	12.53%	12.00%
Total Capital to Risk-Weighted Assets(1)	13.13%	13.35%	12.94%
Tier I Capital to Risk-Weighted Assets(1)	12.14%	12.53%	12.00%
Tier I Capital to Average Assets(1)	10.84%	10.99%	10.53%
Tangible common equity to tangible assets	8.16%	9.56%	9.18%
Tangible book value per common share(2)	$21.69	$23.15	$22.38
(1)Represents Bank ratios. Current period capital ratios are preliminary subject to finalization of the FDIC Call Report.
(2)Excludes unvested restricted shares of 154,012, 110,975, and 99,061 as of March 31, 2020, December 31, 2019, and March 31, 2019, respectively.

BANKWELL FINANCIAL GROUP, INC.
ASSET QUALITY (unaudited)
(Dollars in thousands)

	For the Quarter Ended
	March 31, 2020	December 31, 2019	March 31, 2019
Allowance for loan losses:
Balance at beginning of period	$13,509	$13,212	$15,462
Charge-offs:
Residential real estate	—	—	(233)
Commercial business	(8)	(13)	(3)
Consumer	(2)	(5)	(2)
Total charge-offs	(10)	(18)	(238)
Recoveries:
Commercial business	1	1	10
Consumer	1	4	1
Total recoveries	2	5	11
Net loan charge-offs	(8)	(13)	(227)
Provision for loan losses	3,185	310	195
Balance at end of period	$16,686	$13,509	$15,430

	As of
	March 31, 2020	December 31, 2019	March 31, 2019
Asset quality:
Nonaccrual loans
Residential real estate	$1,532	$1,560	$3,516
Commercial real estate	5,339	5,222	5,880
Commercial business	3,783	3,806	3,837
Total nonaccrual loans	10,654	10,588	13,233
Other real estate owned	—	—	—
Total nonperforming assets	$10,654	$10,588	$13,233

Nonperforming loans as a % of total loans	0.66%	0.66%	0.83%
Nonperforming assets as a % of total assets	0.52%	0.56%	0.70%
Allowance for loan losses as a % of total loans	1.03%	0.84%	0.97%
Allowance for loan losses as a % of nonperforming loans	156.62%	127.59%	116.60%
Total nonaccrual loans were $10.7 million as of March 31, 2020, of which $4.6 million is guaranteed by the Small Business Administration (SBA). Nonperforming assets as a percentage of total assets was 0.52% at March 31, 2020, down from 0.56% at December 31, 2019. The allowance for loan losses at March 31, 2020 was $16.7 million, representing 1.03% of total loans. The $3.2 million increase in the allowance for loan losses at March 31, 2020 when compared to December 31, 2019 was primarily due to incremental loan loss reserves for potential COVID-19 exposure.

BANKWELL FINANCIAL GROUP, INC.
LOAN & DEPOSIT PORTFOLIO (unaudited)
(Dollars in thousands)

Period End Loan Composition	March 31, 2020	December 31, 2019	% Change
Residential Real Estate	$139,353	$147,109	(5.3)%
Commercial Real Estate(1)	1,131,206	1,128,614	0.2
Construction	107,594	98,583	9.1
Total Real Estate Loans	1,378,153	1,374,306	0.3

Commercial Business	242,705	230,028	5.5

Consumer	113	150	(24.7)
Total Loans	$1,620,971	$1,604,484	1.0%

(1) Includes owner occupied commercial real estate.

Period End Deposit Composition	March 31, 2020	December 31, 2019	% Change
Noninterest bearing demand	$168,448	$191,518	(12.0)%
NOW	69,562	70,020	(0.7)
Money Market	455,634	419,495	8.6
Savings	164,673	183,729	(10.4)
Time	822,815	627,141	31.2
Total Deposits	$1,681,132	$1,491,903	12.7%

Total deposits were $1.7 billion at March 31, 2020 compared to $1.5 billion at December 31, 2019, an increase of $0.2 billion or 12.7%. The increase in total deposits was primarily a result of an increase in brokered deposits to expand on-balance sheet liquidity.

BANKWELL FINANCIAL GROUP, INC.
NONINTEREST INCOME & EXPENSE - QTD (unaudited)
(Dollars in thousands)

	For the Quarter Ended
Noninterest income	March 31, 2020	December 31, 2019	March 31, 2019	Mar 20 vs. Dec 19 % Change	Mar 20 vs. Mar 19 % Change
Bank owned life insurance	$243	$250	$249	(2.8)%	(2.4)%
Service charges and fees	217	247	249	(12.1)	(12.9)
Gains and fees from sales of loans	—	382	89	(100.0)	(100.0)
Other	612	169	721	262.1	(15.1)
Total noninterest income	$1,072	$1,048	$1,308	2.3%	(18.0)%
Noninterest income decreased by $0.2 million, or 18%, to $1.1 million for the quarter ended March 31, 2020 compared to the quarter ended March 31, 2019. The decrease in noninterest income was primarily a result of the absence of gains and fees from the sales of loans and a decrease of $0.2 million in income recognized from interest rate swap fees for the quarter ended March 31, 2020 compared to the same period in 2019.

	For the Quarter Ended
Noninterest expense	March 31, 2020	December 31, 2019	March 31, 2019	Mar 20 vs. Dec 19 % Change	Mar 20 vs. Mar 19 % Change
Salaries and employee benefits	$5,380	$5,162	$4,836	4.2%	11.2%
Occupancy and equipment	1,909	1,928	1,887	(1.0)	1.2
Professional services	711	402	590	76.9	20.5
Data processing	536	499	512	7.4	4.7
Director fees	295	224	189	31.7	56.1
Marketing	162	220	193	(26.4)	(16.1)
FDIC insurance	70	—	123	N/A	(43.1)
Amortization of intangibles	18	18	19	—	(5.3)
Other	578	771	626	(25.0)	(7.7)
Total noninterest expense	$9,659	$9,224	$8,975	4.7%	7.6%
Noninterest expense increased by $0.7 million, or 8%, to $9.7 million for the quarter ended March 31, 2020 compared to the quarter ended March 31, 2019. The increase in noninterest expense was primarily driven by an increase in salaries and employee benefits and professional services. Salaries and employee benefits totaled $5.4 million for the quarter ended March 31, 2020, an increase of $0.5 million when compared to the same period in 2019. The increase in salaries and employee benefits was primarily driven by an increase in full time equivalent employees. Full time equivalent employees totaled 154 at March 31, 2020 compared to 140 at March 31, 2019. Professional services totaled $0.7 million for the quarter ended March 31, 2020, an increase of $0.1 million when compared to the same period in 2019. The increase in professional services was due to one-time consulting and recruiting costs of $0.2 million associated with the transition from our Chief Lending Officer's retirement to the on-boarding of our Chief Banking Officer.

BANKWELL FINANCIAL GROUP, INC.
RECONCILIATION OF GAAP TO NON-GAAP MEASURES (unaudited)
(Dollars in thousands, except share data)

	As of
Computation of Tangible Common Equity to Tangible Assets	March 31, 2020	December 31, 2019	March 31, 2019
Total Equity	$170,214	$182,397	$176,841
Less:
Goodwill	2,589	2,589	2,589
Other intangibles	196	214	270
Tangible Common Equity	$167,429	$179,594	$173,982

Total Assets	$2,053,625	$1,882,182	$1,897,758
Less:
Goodwill	2,589	2,589	2,589
Other intangibles	196	214	270
Tangible Assets	$2,050,840	$1,879,379	$1,894,899

Tangible Common Equity to Tangible Assets	8.16%	9.56%	9.18%

	As of
Computation of Tangible Book Value per Common Share	March 31, 2020	December 31, 2019	March 31, 2019
Total shareholders' equity	$170,214	$182,397	$176,841
Less:
Preferred stock	—	—	—
Common shareholders' equity	$170,214	$182,397	$176,841
Less:
Goodwill	2,589	2,589	2,589
Other intangibles	196	214	270
Tangible common shareholders' equity	$167,429	$179,594	$173,982
Common shares	7,871,419	7,868,803	7,873,471
Less:
Shares of unvested restricted stock	154,012	110,975	99,061
Common shares less unvested restricted stock	7,717,407	7,757,828	7,774,410
Book value per share	$22.06	$23.51	$22.75
Less:
Effects of intangible assets	$0.36	$0.36	$0.37

Tangible Book Value per Common Share	$21.69	$23.15	$22.38

BANKWELL FINANCIAL GROUP, INC.
RECONCILIATION OF GAAP TO NON-GAAP MEASURES (unaudited) - Continued
(Dollars in thousands)

	For the Quarter Ended
Computation of Efficiency Ratio	March 31, 2020	December 31, 2019	March 31, 2019
Noninterest expense	$9,659	$9,224	$8,975
Less:
Amortization of intangible assets	18	18	19
Adjusted noninterest expense	$9,641	$9,206	$8,956
Net interest income	$13,286	$12,882	$14,273
Noninterest income	1,072	1,048	1,308
Operating revenue	$14,358	$13,930	$15,581

Efficiency ratio	67.1%	66.1%	57.5%

	For the Quarter Ended
Computation of Return on Average Tangible Common Equity	March 31, 2020	December 31, 2019	March 31, 2019
Net Income Attributable to Common Shareholders	$1,363	$3,472	$5,080
Total average shareholders' equity	$181,127	$179,312	$177,532
Less:
Average Goodwill	2,589	2,589	2,589
Average Other intangibles	208	226	283
Average tangible common equity	$178,330	$176,497	$174,660

Annualized Return on Average Tangible Common Equity	3.07%	7.80%	11.80%

BANKWELL FINANCIAL GROUP, INC.
NET INTEREST MARGIN ANALYSIS ON A FULLY TAX EQUIVALENT BASIS - QTD (unaudited)
(Dollars in thousands)

	For the Quarter Ended
	March 31, 2020			March 31, 2019
	Average Balance	Interest	Yield/ Rate (5)	Average Balance	Interest	Yield/ Rate (5)
Assets:
Cash and Fed funds sold	$73,497	$286	1.56%	$73,128	$383	2.12%
Securities(1)	98,566	775	3.15	117,575	932	3.17
Loans:
Commercial real estate	1,108,709	13,024	4.65	1,065,636	12,426	4.66
Residential real estate	143,826	1,357	3.77	176,490	1,703	3.86
Construction(2)	100,437	1,215	4.78	81,136	1,124	5.54
Commercial business	258,848	3,386	5.18	276,744	4,838	6.99
Consumer	156	3	8.37	323	5	6.42
Total loans	1,611,976	18,985	4.66	1,600,329	20,096	5.02
Federal Home Loan Bank stock	7,325	103	5.65	7,587	137	7.30
Total earning assets	1,791,364	$20,149	4.45%	1,798,619	$21,548	4.79%
Other assets	111,585			78,903
Total assets	$1,902,949			$1,877,522

Liabilities and shareholders' equity:
Interest bearing liabilities:
NOW	$67,925	$28	0.17%	$58,812	$47	0.33%
Money market	438,588	1,492	1.37	473,084	1,981	1.70
Savings	185,478	672	1.46	180,367	769	1.73
Time	640,580	3,517	2.21	627,510	3,303	2.13
Total interest bearing deposits	1,332,571	5,709	1.72	1,339,773	6,100	1.85
Borrowed Money	172,464	1,101	2.53	175,515	1,103	2.51
Total interest bearing liabilities	1,505,035	$6,810	1.82%	1,515,288	$7,203	1.93%
Noninterest bearing deposits	179,066			163,558
Other liabilities	37,721			21,144
Total liabilities	1,721,822			1,699,990
Shareholders' equity	181,127			177,532
Total liabilities and shareholders' equity	$1,902,949			$1,877,522
Net interest income(3)		$13,339			$14,345
Interest rate spread			2.63%			2.86%
Net interest margin(4)			2.98%			3.19%
(1)Average balances and yields for securities are based on amortized cost.
(2)Includes commercial and residential real estate construction.
(3)The adjustment for securities and loans taxable equivalency amounted to $53 thousand and $72 thousand for the quarters ended March 31, 2020 and 2019, respectively.
(4)Annualized net interest income as a percentage of earning assets.
(5)Yields are calculated using the contractual day count convention for each respective product type.